FOR IMMEDIATE RELEASE

Contact: Edric R. Mason, Jr.
Phone: 810-989-4104
FAX: 810-987-4098


       SEMCO ENERGY, INC. DECLARES CASH DIVIDEND INCREASE


     PORT HURON - APRIL 20 - The Board of Directors of SEMCO ENERGY,Inc. (NASDAQ/NM:SMGS) today declared a 2.5% increase in its regular quarterly cash dividend and a special $.05 per share cash dividend on the outstanding Common stock of the Company. The Board also discontinued the practice of declaring a 5% stock dividend.
     Specifically, the Board increased the quarterly dividend rate to $.205 per share on the Common Stock of the Corporation, a 2.5% increase from the previous quarterly cash dividend of $.20 per share.
     In addition, the Board declared a special cash dividend of $.05 per share on the Common Stock of the Corporation, which represents a 6.3% one-time payment over the current dividend.
     The Company also announced the regular quarterly dividend of $.578125 per share on the outstanding $2.3125, Series A, Convertible Cumulative Preferred Stock of the Corporation.
     All three dividends are payable on the 15th day of May 1999 to stockholders of record at the close of business on May 5, 1999.
     "I am very pleased to announce the 2.5% increase in the cash dividend, our first increase in the cash dividend rate since 1988, and the special cash dividend of $.05 per share," said William L. Johnson, Chairman, President and Chief Executive Officer of SEMCO ENERGY, Inc.
     According to Johnson, "The Company has paid an annual stock dividend since 1983. This year, the Board decided not to declare a stock dividend but instead modified the dividend policy by increasing the cash dividend. The Board's reasoning for this positive change in the dividend policy is that stock dividends create more shares outstanding with no compensating additional earnings, therefore, reducing earnings per share growth and limiting stock price appreciation. In fact, there are very few companies l-eft which still pay a stock dividend. We believe that cash dividend increases, instead of a stock dividend, make the stock more appealing to a greater number of investors."
     Johnson concluded, "Our management team has made significant progress in positioning the Company to be successful. Our goal is to produce long-term earnings per share growth at about twice the industry average.
     "With our new dividend policy we intend to share the growth of the Company with periodic increases in the cash dividend, as long as the Company is financially sound and it is in the best interests of our shareholders. We also are mindful of the fact that, as we grow, a larger portion of earnings should be retained and reinvested in the business.
     "With our new business strategy and this dividend policy, it is our objective to provide to shareholders a more competitive total return with a larger portion of the return coming from stock appreciation."
     SEMCO ENERGY, Inc. is a diversified energy services and infrastructure company organized into two major segments: Natural gas distribution and diversified businesses.
     SEMCO ENERGY GAS COMPANY distributes natural gas to 250,000 residential, industrial and commercial customers in Michigan's Upper and Lower Peninsulas.
     SEMCO ENERGY VENTURES acquires and operates businesses involved in gas engineering and quality assurance services, pipeline construction services, propane distribution, intrastate pipelines and natural gas storage in Iowa, Kansas, Louisiana, Michigan, New Jersey, Tennessee, Texas and Wisconsin.

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